Exhibit 99.1

Source Financial, Inc. changes name to Alltemp, Inc. and Completes Merger with CSES Group, Inc.

Alltemp’s proprietary refrigerant technology is positioned as the world’s leading environmentally sustainable and efficient universal solution

Alltemp, Inc. (OTCQX: LTMP) (the “Company”), today announced the closing of its merger with CSES Group, Inc. and becomes the leading developer of proprietary environmentally friendly refrigerant technologies.

Pursuant to the Definitive Merger Agreement on January 24, 2017, the Company agreed to issue to the shareholders of CSES Group, Inc. 127,045,969 shares of the Company’s Common Stock and issue to the holders of (a) warrants to purchase CSES Common Stock, warrants to purchase an aggregate of 18,409,680 shares of the Company’s Common Stock, (b) options to purchase CSES Common Stock, options to purchase an aggregate of 31,961, 200 shares of the Company’s Common Stock, and (c) a convertible note of CSES, a promissory note of the Company in the principal amount of $100,000 convertible into approximately 535,681 shares of the Company’s Common Stock.

Upon the closing of the Merger, pursuant to the Merger Agreement, Edward C. DeFeudis has resigned as a director and officer of the Company, Robert Davis was appointed Chairman of the Board of Directors, William Lopshire was appointed to the Board of Directors and Chief Executive Officer and Kjell Nesen was appointed to the Board of Directors and Chief Operating Officer.

The Company has successfully completed two years of early adopter testing of its alltemp® refrigerant at several Fortune 100 companies’ facilities for its Montreal and Kyoto Protocol compliant refrigerant. Additionally, the test results revealed that alltemp® yielded significant average savings in energy consumption while maintaining capacity. As the world rapidly phases out HCFCs and R-22 refrigerant, the demand for compliant refrigerants like alltemp® are dramatically accelerating in this $20 Billion global annual market.

Alltemp has raised more than $4.5 million dollars to: 1) increase manufacturing capacity of alltemp® refrigerant to 5 million pounds per month at its 12,000 sqft manufacturing facility in Oregon; 2) expand its product line; and 3) hire a worldwide sales force to market its line of products.

“As the leaders in the green refrigerant movement, we believe leveraging the US public markets will allow us to more effectively promote the company’s revolutionary products and increase our probability of success. Additionally, based on the great success demonstrated in the early adopter programs, the market opportunity is significant, in terms of economic scale and environmental scope.

We look forward to promoting the test results of alltemp®, the preeminent green universal refrigerant. To further this effort, we plan to deploy a top class marketing program to realize rapid market penetration and long-term growth,” said William Lopshire, Alltemp Inc, CEO.

For alltemp® sales inquiries, please contact Hans Vollers, of Alltemp Inc., at (855) 687-4867.

About Alltemp, Inc.

Alltemp, Inc. developed a proprietary refrigerant technology, after years of research and development, called alltemp®, a proven replacement for many worldwide refrigerants that have detrimentally affected the global environment. alltemp®,’s refrigerants are environmentally friendly, sustainable, and cost-efficient energy solutions for the residential and commercial marketplace. alltemp® refrigerants have broad applications, ranging from Heating Ventilation and Air Conditioning (“HVAC”), to refrigeration and foam insulation, to industrial solvents. alltemp® is the ideal solution for replacement of R-407c, R-134a, R-404a, and HCFC-22, better known as R-22 and the world’s most commonly used refrigerant, but which is rapidly being phased out in all developed countries due to environmental concerns over its strong effect on the depletion of the Earth’s ozone layer. For further information, please go to www.alltempsolutions.net.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”), as well as Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In particular, when used in the proceeding discussion, the words “plan,” “confident that,” “believe,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements about the Company’s future expectations, including future revenues and earnings, and all other forward-looking statements are subject to certain risks and uncertainties that are subject to change at any time, and the Company’s actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components for and delays in the start of production, general acceptance of the Company’s products and technologies, competitive factors, the ability to successfully complete additional financing, and other risks.